Exhibit 99.1

Citizens Community Bancorp, Inc. Reports Fiscal First Quarter, Three Month 2014 Earnings,
Financial Results
Quarterly Performance Demonstrates Year-Over-Year Earnings Growth and Asset Quality Improvement

Eau Claire, WI, January 24, 2014 – Citizens Community Bancorp, Inc. (NasdaqGM: CZWI) (the "Company"), parent company of Citizens Community Federal (the “Bank”), a financial institution offering full-service retail banking and commercial lending, today announced unaudited financial results for the fiscal first quarter of 2014, ended December 31, 2013. The Bank's results reflected year-over-year earnings growth, an increase in non-interest income and improved asset quality.

For the three months ended December 31, 2013, net income was $303,000 or $0.06 per diluted share, compared with $260,000 or $0.05 per diluted share for the three months ended December 31, 2012, a 16.5% year-over-year earnings improvement. As previously announced, the Bank closed two in-store branch offices in the fiscal first quarter of 2014 at a cost of $359,000. Excluding these branch closure costs, net income during the fiscal first quarter of 2014, was $519,000 or $0.10 per diluted share calculated as follows:

Fiscal 2014, Quarter ended, December 31, 2013
Net income after tax	$303,000	$303,000
Branch closure costs after tax ($359,000*.60)		216,000
Net income excluding branch closure costs		$519,000

Fiscal 2014, Quarter ended, December 31, 2013
Average shares of common stock outstanding	5,154,070	5,154,070
Earnings per diluted share of common stock	$0.06	$0.10

The Company's focus on improving the Bank's asset quality was reflected in the first quarter balance sheet improvements. Non-performing loan balances as of December 31, 2013, decreased $305,000 or 11.7%, during the quarter ended December 31, 2013 from their balances at September 30, 2013. At December 31, 2013, the Company's allowance for loan losses to total non-performing loans was 273.0% compared to 237.0% as of September 30, 2013. Non-performing loans as a percentage of total loans declined from 0.59% as of September 30, 2013 to 0.52% as of December 31, 2013.

Non-interest income, which includes valuation losses, was $876,000 for the fiscal first quarter of 2014, and $760,000 for the fiscal first quarter of 2013. Gross fee income for the fiscal first quarter of 2014 was $770,000, an increase of $86,000 or 12.6% over the amount of gross fee income during the fiscal first quarter of 2013.

Edward H. Schaefer, President and CEO, stated: “Our operating results continue to demonstrate our focus on improving efficiency, managing net interest margin, improving non-interest income and improved asset quality. We experienced loan growth, and were particularly encouraged by the continued success we have gained in our commercial lending and relationship business banking. This expansion is playing an important role in diversifying the Bank's capabilities and growing interest income."

Highlights

•
The increase in earnings during the fiscal first quarter of 2014 over the prior year quarter, was primarily driven by an increase in non-interest income, a decrease in interest expense and a lower provision for loan losses.

•
Non-interest income derived from deposit products increased 41.8% in the quarter ended December 31, 2013 compared to the same period in the previous year due to new deposit products and services. Consumer mortgage loan fee income decreased due to a decline in mortgage loan refinancings as a result of the increase in longer term rates, partially offset by an increase in commercial loan origination fees.

•	There was a slight increase in net interest income for the quarter ended December 31, 2013 compared to the quarter ended December 31, 2012 as the Bank further reduced its cost of funds.

•
The Company’s provision for loan losses was $600,000 for the three months ended December 31, 2013, as compared to $900,000 for the three months ended December 31, 2012. The allowance for loan losses, as a percent of total loans, increased at December 31, 2013, to 1.42% from 1.40% at September 30, 2013. However, the Bank has established a separate restricted reserve account at 3% for any outstanding purchased indirect consumer loan balances. The allowance for loan losses, as a percent of total loans net of these purchased indirect consumer loans, was 1.49% as of December 31, 2013.

•
Total non-interest expense was $4.8 million for the fiscal first quarter ended December 31, 2013, compared with $4.4 million for the fiscal first quarter ended December 31, 2012. Branch closure expenses accounted for the majority of the increase in non-interest expense between the periods.

•
The Company continues to be well capitalized by accepted regulatory standards. The tier 1 capital to adjusted total assets ratio was 9.95% at December 31, 2013, compared with 9.85% at September 30, 2013. The Company’s total capital to risk weighted assets ratio was 16.58% at December 31, 2013, compared with 16.26% at September 30, 2013.

•
Total assets declined $2.3 million to $552.2 million as of December 31, 2013, from $554.5 million at September 30, 2013, due to a decrease in cash and cash equivalents and investment securities held over the quarter.

•
Commercial real estate loans increased $9.7 million and purchased indirect consumer loans increased $2.6 million during the fiscal first quarter of 2014 over their balances at September 30, 2013, accounting for the majority of the loan growth.

•	Total deposits at December 31, 2013 decreased to $438.5 million, compared with $447.4 million at September 30, 2013, largely due to the run off of maturing certificates of deposit.

•	Book value per share at December 31, 2013, rose to $10.71 compared with $10.36 at December 31, 2012, primarily reflecting the Company's growth and operations improvement between the periods.

"Balance sheet improvements and asset rationalization contributed to Citizens' bottom line performance and our results also reflect positive top line contributions from growth initiatives and an energized, refocused sales culture, which contributed to year over year growth in loans receivable, deposits and assets." explained Schaefer. "Our expenses reflect trimming assets not meeting our goals for productivity and reflect investments in products, services, people and infrastructure that we expect to drive growth."

"During the quarter, we closed two banking offices and opened a new full-service facility in Rice Lake, WI. Our focus remains on improving efficiencies and market share. As of December 31, 2013, our efficiency ratio, net of impairment and branch closure costs, was 73.13%, down from 74.54% as of September 30, 2013. We continue to emphasize productivity from assets with the goal of balancing growth and efficient operations."

Schaefer added, "Credit trends continue to be favorable. During the quarter ended December 31, 2013, net charge-offs declined to 0.45% of average loans, nonperforming loans declined to 0.52% of total assets and loan loss reserve levels improved to 1.42% of total loans."

Income Statement and Balance Sheet Overview

The Company reported total interest and dividend income of $6.1 million during the quarter ended December 31, 2013, compared with $6.4 million during the quarter ended December 31, 2012. With continued low interest rates, management anticipates additional runoff of higher rate loan balances, being replaced by lower yielding loans. Interest expense declined to $1.1 million during the fiscal first quarter of 2014, compared with $1.4 million during the fiscal first quarter of 2013, as the Bank continues to manage its cost of funds and look for opportunities to replace higher rate funding with lower rate alternatives.

Net interest income before provision for loan losses was $4.98 million during the fiscal first quarter of 2014 compared to $4.96 million during the fiscal first quarter of 2013. In 2013, the Bank established a commercial banking and lending platform which contributed to fiscal first quarter 2014 interest income. Commercial real estate lending has been a primary focus and the Bank is conservatively expanding its C&I lending business.

We are also rolling out new capabilities such as business on-line services, treasury management services and an expanded website for our commercial banking operations," explained Schaefer. "We believe these additional services are enabling us to grow relationships with business customers and are having a direct, positive impact on fee income."

Non-interest income increased to $876,000 during the quarter ended December 31, 2013, compared with $760,000 during the same period of the prior fiscal year. New deposit and loan products and services have resulted in increased non-interest income, as the banking industry, in general, relies more heavily on fee generating business lines.

Total non-interest expense increased $389,000 during the quarter ended December 31, 2013, compared with the quarter ended December 31, 2012, primarily due to branch closure costs in the amount of $359,000. Schaefer explained, "We expect our branch realignment to produce cost saving results over time as we operate our branch network more efficiently and allocate our resources to our most productive markets."

Net interest margin was 3.64% and the Bank's net interest spread was 3.57% as of December 31, 2013, compared with net interest margin of 3.62% and net interest spread of 3.51% at September 30, 2013. The average yield on interest bearing liabilities in the quarter ended December 31, 2013, was 0.88% compared to 1.18% during the quarter ended December 31, 2012. "While we remain liability sensitive in the short term, our ability to manage deposit and funding costs remain challenging." explained Schaefer.

Total loans increased $2.8 million from $440.9 million at September 30, 2013 to $443.7 million at December 31, 2013, an increase of 0.64%.

“Our loan growth continues to result from new commercial loans and purchased indirect consumer loans,” Schaefer explained, while at the same time we continue to manage our consumer loan portfolio with our planned reduction of longer term consumer mortgage loans." Schaefer added, "The Bank serves the region as an indirect lender for used autos and specialty vehicles like boats and RV's and continues to grow this business organically and through the selective purchase of consumer loans. The Bank implemented an automated approval system in 2013 to make its indirect lending capabilities even more attractive and efficient."

During the first quarter of 2014, loan quality reflected a reduction of problem assets and an ongoing emphasis on prudent credit and risk practices. The Company’s allowance for loan losses was $6.3 million at December 31, 2013, compared with $6.2 million at September 30, 2013. Non-accruing loans were $1.7 million at December 31, 2013, compared with $2.1 million at September 30, 2013. Net loans charged off for the quarter ended December 31, 2013 were $496,000, compared with $826,000 for the same period in the prior year.

Loans 30 days or more past due were $5.4 million as of December 31, 2013, compared with $5.6 million as of September 30, 2013. As a ratio to total loans, past due loans declined to 1.21% at December 31, 2013, from 1.27% as of September 30, 2013.

Total deposits were $438.5 million as of December 31, 2013, compared with $447.4 million as of September 30, 2013.

At December 31, 2013, the Bank's total capital to risk weighted assets was 16.58%, tier 1 capital to risk weighted assets was 15.24% and tier 1 capital to adjusted total assets was 9.95%. All ratios exceeded regulatory standards as of that date for a well-capitalized institution. Tangible book value per share was $10.71 per common share as of December 31, 2013, compared to $10.36 per common share as of December 31, 2012.

Schaefer concluded: “Our fiscal 2014 first quarter results demonstrate our ability to improve asset quality, increase non-interest income and increase shareholder value. We continue to look for opportunities to expand our market share, rationalize our branch network and improve efficiencies throughout our organization. We are excited about the opportunities we have to leverage our expanded capabilities to drive revenue and earnings."

About the Company

Citizens Community Federal, a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service bank based in Eau Claire, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 24 branch locations, including 15 locations in Walmart Supercenters. The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; the Bank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing the Bank; further write-downs in the Bank’s mortgage-backed securities portfolio; the Bank’s ability to implement its cost-savings and revenue enhancement initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting the Bank; fluctuation of the Company’s stock price; the Bank's ability to attract and retain key personnel; the Bank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2013 filed with the Securities and Exchange Commission on December 9, 2013. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this report.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies

Contact: Mark Oldenberg, CFO
715-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
December 31, 2013 (unaudited) and September 30, 2013 (derived from audited financial statements)
(in thousands, except share data)

	December 31, 2013	September 30, 2013
Assets
Cash and cash equivalents	$15,786	$17,601
Other interest-bearing deposits	245	1,988
Investment securities (at fair value of $77,283 and $79,695)	77,284	79,695
Federal Home Loan Bank stock	3,300	3,300
Loans receivable	443,692	440,863
Allowance for loan losses	(6,285)	(6,180)
Loans receivable, net	437,407	434,683
Office properties and equipment, net	4,526	4,835
Accrued interest receivable	1,466	1,469
Intangible assets	203	218
Foreclosed and repossessed assets, net	1,500	1,028
Other assets	10,487	9,704
TOTAL ASSETS	$552,204	$554,521
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$438,502	$447,398
Federal Home Loan Bank advances	56,500	50,000
Other liabilities	3,087	2,938
Total liabilities	498,089	500,336
Stockholders' equity:
Common stock - 5,153,577 and 5,151,891 shares issued, respectively	51	51
Additional paid-in capital	54,114	54,116
Retained earnings	2,776	2,473
Unearned deferred compensation	(157)	(169)
Accumulated other comprehensive loss	(2,669)	(2,286)
Total stockholders' equity	54,115	54,185
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$552,204	$554,521

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations
Three Months Ended December 31, 2013 and 2012
(in thousands, except per share data)

	Three Months Ended
	December 31, 2013 Unaudited	December 31, 2012 Unaudited
Interest and dividend income:
Interest and fees on loans	$5,722	$5,995
Interest on investments	361	375
Total interest and dividend income	6,083	6,370
Interest expense:
Interest on deposits	948	1,236
Interest on borrowed funds	155	173
Total interest expense	1,103	1,409
Net interest income	4,980	4,961
Provision for loan losses	600	900
Net interest income after provision for loan losses	4,380	4,061
Non-interest income:
Total fair value adjustments and other-than-temporary impairment	333	(829)
Portion of (loss) gain recognized in other comprehensive loss (before tax)	(412)	536
Net gains on sale of available for sale securities	—	210
Net losses on available for sale securities	(79)	(83)
Service charges on deposit accounts	553	390
Loan fees and service charges	217	294
Other	185	159
Total non-interest income	876	760
Non-interest expense:
Salaries and related benefits	2,269	2,195
Occupancy	635	610
Office	381	297
Data processing	364	384
Amortization of core deposit intangible	14	14
Advertising, marketing and public relations	76	41
FDIC premium assessment	105	175
Professional services	218	366
Other	719	310
Total non-interest expense	4,781	4,392
Income before provision for income tax	475	429
Provision for income taxes	172	169
Net income attributable to common stockholders	$303	$260
Per share information:
Basic earnings	$0.06	$0.05
Diluted earnings	$0.06	$0.05
Cash dividends paid	$—	$—